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                                                                     EXHIBIT 4.5

         FIRST SUPPLEMENTAL INDENTURE (the "Supplemental Indenture"), dated as of October 8, 1997, between AMERICAN BANKNOTE CORPORATION (formerly United States Banknote Corporation), a Delaware corporation (the "Company"), having its principal office at 200 Park Avenue, New York, New York 10166, and STATE STREET BANK & TRUST COMPANY (as successor to First National Bank of Boston) (the "Trustee"). All capitalized terms used herein which are not defined herein shall have the meaning ascribed thereto in the Indenture (as defined).

                              W I T N E S S E T H:

         WHEREAS, pursuant to the Offer to Purchase and Consent Solicitation Statement dated September 25, 1997 (the "Statement") and related Consent and Letter of Transmittal (together with the Statement, the "Offer"), the Company has commenced an offer to purchase (the "Tender Offer") all of the Company's outstanding 11 5/8% Senior Notes due 2002 (the "Notes") and to solicit consents (the "Consent Solicitation") to the amendment of certain provisions of the indenture, dated as of May 1, 1994, between the Company and the Trustee (as so amended, the "Indenture"), pursuant to which the Notes were issued;

         WHEREAS, Section 9.02 of the Indenture authorizes the Company and the Trustee, from time to time, with the consent of the Holders of not less than a majority in principal amount of outstanding Notes, to amend the Indenture by supplemental indenture for the purpose therein set forth;

         WHEREAS, in accordance with Section 9.02 of the Indenture, the Trustee, the Company and the Holders of a majority in principal amount of the outstanding Notes as of the date hereof have agreed to amend certain terms of the Indenture as set forth below;

         WHEREAS, the Company, by appropriate corporate action, has determined to amend the provisions of the Indenture in the manner described below and has taken all acts and proceedings required by law, by the Indenture, and by its Certificate of Incorporation and By-laws necessary to duly authorize, execute and deliver this Supplemental Indenture and to constitute this Supplemental Indenture a legal, valid and binding agreement of the Company enforceable against the Company in accordance with the terms herein; and
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         WHEREAS, the Company desires that the modifications and amendments contained herein become operative and effective on the date the Company accepts for purchase and payment Notes validly tendered (and not validly withdrawn) pursuant to the terms of the Offer;

         NOW, THEREFORE, the parties hereto agree as follows:

         SECTION 1.1 Amendment of Section 4.06. Section 4.06 is hereby amended by deleting the existing section in its entirety.

         SECTION 1.2 Amendment of Section 4.07. Section 4.07 is hereby amended by deleting the existing section in its entirety.

         SECTION 1.3 Amendment of Section 4.08. Section 4.08 is hereby amended by deleting the existing section in its entirety.

         SECTION 1.4 Amendment of Section 4.09. Section 4.09 is hereby amended by deleting the existing section in its entirety.

         SECTION 1.5 Amendment of Section 4.10. Section 4.10 is hereby amended by deleting the existing section in its entirety.

         SECTION 1.6 Amendment of Section 4.11. Section 4.11 is hereby amended by deleting the existing section in its entirety.

         SECTION 1.7 Amendment of Section 4.12. Section 4.12 is hereby amended by deleting the existing section in its entirety.

         SECTION 1.8 Amendment of Section 4.13. Section 4.13 is hereby amended by deleting the existing section in its entirety.

         SECTION 1.9 Amendment of Section 4.14. Section 4.14 is hereby amended by deleting the existing section in its entirety.

         SECTION 1.10 Amendment of Section 4.15. Section 4.15 is hereby amended by deleting the existing section in its entirety.


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         SECTION 1.11 Deletion of Certain Definitions. The Indenture is hereby amended to delete all definitions and defined terms from the Indenture where all references to such definitions or defined terms would be eliminated as a result of the amendments set forth herein.

         SECTION 2. Operative Effect of Amendments. Sections 1.1 through 1.11 shall not become effective unless and until the Notes are accepted for purchase by the Company pursuant to the Offer, which is expected to occur promptly after the Tender Offer Expiration Date. In the event the Notes are not accepted for purchase by the Company on or prior to December 8, 1997, such Sections shall be null and void and of no further effect.

         SECTION 3. Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, as applied to contracts made and performed within the State of New York, without regard to principles of conflicts of laws.

         SECTION 4. Counterparts. This Supplemental Indenture may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

         SECTION 5. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         SECTION 6. Ratification. Except as expressly amended hereby, each provision of the Indenture shall remain in full force and effect and, as amended hereby, the Indenture is in all respects agreed to, ratified and confirmed by each of the Company and the Trustee.


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         IN WITNESS WHEREOF, the parties hereto have caused this Supplemental
Indenture to be duly executed as of the date first above written.



                                 AMERICAN BANKNOTE CORPORATION



                                 By: /s/ Harvey J. Kesner
                                 -----------------------------------------
                                 Name: Harvey J. Kesner
                                 Title: Executive Vice
                                        President




                                 STATE STREET BANK & TRUST
                                 COMPANY, as Trustee



                                 By: /s/ James E. Mogavero
                                 -----------------------------------------
                                 Name: James E. Mogavero
                                 Title: Vice President



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